Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on (i) Form S‑3 (No. 333-207377) and (ii) Form S-8 (No. 333-195969) of PBF Logistics LP of our report dated June 24, 2016 relating to the financial statements of San Joaquin Valley Pipeline Logistics Business, which appears in this Current Report on Form 8-K/A of PBF Logistics LP.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
November 16, 2016